                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
                                                         Contact: Mark R. Holden
                                                                  (765) 771-5310

                           WABASH NATIONAL CORPORATION


      CORRECTS ERROR IN CALCULATION OF WEIGHTED AVERAGE SHARES OUTSTANDING




         LAFAYETTE, INDIANA, July 23, 2003 . . . Wabash National Corporation (NYSE: WNC) announced today that an administrative error led to the incorrect presentation of diluted loss per share results for the three and six month periods ended June 30, 2003 in the Company's earnings release issued July 22, 2003. The error in calculation affected the number of diluted shares outstanding and does not change the reported results for the period. For the three and six month periods ended June 30, 2003, diluted loss per share should have been calculated using 25,705,365 and 25,679,545 shares, respectively, instead of 26,270,350 and 25,963,598 shares for the respective periods. Net loss for the second quarter remains at $27 million, including a $29 million non-cash charge related to planned asset divestitures, compared to a net loss of $22 million for the same period last year. The net loss for the six months ended June 30, 2003, remains at $26 million, including the $29 million charge, compared to $36 million for the same period last year.


         The diluted loss per share was reported earlier as $1.05 for the quarter, including a $1.09 per share charge related to planned asset divestitures, compared to a loss of $0.96 per share for the 2002 quarter, and should have been reported as $1.07 for the quarter, including a $1.11 per share charge related to planned asset divestitures. Diluted loss per share for the six months ended June 30, 2003 was reported earlier as $1.02, including the $1.09 per share charge, compared to a loss of $1.61 per share for the six months ended June 30, 2002, and should have been reported as $1.03, including the $1.11 charge.


         The Condensed Consolidated Statement of Operations is included below and reflects the correct diluted loss per share information as well as correctly classifies Loss on Asset Impairment as part of Gross Profit:








                                     -MORE-

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                  WABASH NATIONAL CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                    Unaudited

                                                         Three Months                Six Months
                                                         Ended June 30,             Ended June 30,
                                                    ----------------------    ----------------------

                                                       2003         2002        2003         2002
                                                    ---------    ---------    ---------    ---------

NET SALES                                           $ 230,231    $ 210,251    $ 452,739    $ 372,203

COST OF SALES                                         206,542      204,024      406,709      365,937

LOSS ON ASSET IMPAIRMENT                               28,500          ---       28,500          ---
                                                    ---------    ---------    ---------    ---------

           Gross profit                                (4,811)       6,227       17,530        6,266

GENERAL AND ADMINISTRATIVE EXPENSES                     7,894       14,807       18,433       28,898

SELLING EXPENSES                                        6,022        6,030       11,240       11,779
                                                    ---------    ---------    ---------    ---------

            Loss from operations                      (18,727)     (14,610)     (12,143)     (34,411)

OTHER INCOME (EXPENSE):
           Interest expense                           (10,391)      (7,816)     (18,259)     (13,489)
           Foreign exchange gains and losses, net       2,733        2,211        5,589        1,958
           Other, net                                    (883)      (1,462)      (1,025)      (2,271)
                                                    ---------    ---------    ---------    ---------

           Loss before income taxes                   (27,268)     (21,677)     (25,838)     (48,213)

INCOME TAX BENEFIT                                        ---          ---          ---      (11,947)
                                                    ---------    ---------    ---------    ---------

           Net loss                                   (27,268)     (21,677)     (25,838)     (36,266)

PREFERRED STOCK DIVIDENDS                                 264          443          528          886
                                                    ---------    ---------    ---------    ---------

NET  LOSS APPLICABLE TO COMMON
    STOCKHOLDERS                                    $ (27,532)   $ (22,120)   $ (26,366)   $ (37,152)
                                                    =========    =========    =========    =========

BASIC AND DILUTED NET LOSS PER SHARE                $   (1.07)   $   (0.96)   $   (1.03)   $   (1.61)
                                                    =========    =========    =========    =========

COMPREHENSIVE INCOME LOSS:
         Net loss                                   $ (27,268)   $ (21,677)   $ (25,838)   $ (36,266)
         Foreign currency translation adjustment          243          171          444          166
                                                    ---------    ---------    ---------    ---------

NET COMPREHENSIVE LOSS                              $ (27,025)   $ (21,506)   $ (25,394)   $ (36,100)
                                                    =========    =========    =========    =========


     Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(TM) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.


     This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the Company's ability to achieve profitability, increased competition, reliance on certain customers and corporate partnerships, shortages of raw materials, availability of capital, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports filed with the Securities and Exchange Commission.